UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50863

Date of Report: July 3, 2008

NEXXNOW, INC.

(Exact name of registrant as specified in its charter)

New York	22-3621870
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

37 Hamburg Street, East Aurora, NY	14052
(Address of principal executive offices)	(Zip Code)

(716) 714-7102

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sale of Equity Securities

Effective on July 3, 2008 NexxNow entered into an Agreement with Pan Asia Investment Management Company and Fu Lo Jen, its President.  Pan Asia Investment Management Company is located in Dalian, in The People’s Republic of China.  The agreement has a two year term.  In the agreement, Pan Asia undertook to manage a NexxNow office in Dalian (to be funded by NexxNow), and to develop significant relationships in China for NexxNow, including a relationship with CCTV (China Central Television Broadcast Channel).  Fu Lo Jen agreed to serve as Chairman of NexxNow’s Chinese Advisory Board, which will be organized during the next 45 days.

As compensation for its services, NexxNow will pay Pan Asia $10,000 per month, commencing when NexxNow obtains an additional $1 million in capital.  NexxNow will also issue 500,000 shares of its common stock to Pan Asia.  In addition, NexxNow will issue 250,000 shares of its common stock to Pan Asia whenever any of the following events occurs:  (a) all three of the following:  the Chinese Advisory Board is formed, a Chinese NexxNow website becomes operative utilizing NexxNow’s ACE technology, and NexxNow’s Dalian office commences operations, (b) Pan Asia facilitates a business arrangement between NexxNow and CCTV, or (c) NexxNow barters its ACE technology for $1 million in media during 2008 and $4 million in media during 2009.

Item 9.01         Financial Statements and Exhibits

Exhibits

10-a	Consulting Agreement dated July 3, 2008 among NexxNow, Inc., Pan Asia Investment Management Company, and Fu Lo Jen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NexxNow, Inc.
Dated: July 10, 2008	By: /s/ Paul Riley
Paul Riley, Chief Executive Officer